EXHIBIT 10.53



                          AMENDMENT NO. 3 TO SUBLEASE

THIS AMENDMENT NO. 3 TO SUBLEASE ("Amendment") is made as of April 8, 1999 between AMDAHL CORPORATION, a Delaware corporation ("Sublessor"), and EXODUS COMMUNICATIONS, INC., a California corporation ("Sublessee").

THE PARTIES ENTER INTO THIS AMENDMENT based upon the following facts, understandings and intentions:

A. John A. Sobrato and Susan R. Sobrato, a married couple, Carl E.
Berg and Mary Ann Berg, a married couple, Clyde J. Berg and Nancy Berg, a married couple, and Robert M. Granum, II and Kay Granum (collectively, the "Landlord"), as landlord, and Sublessor, as tenant, are now parties to that certain lease agreement dated April 3, 1979, as amended by an Addendum No. 1 to Lease dated June 7, 1979, Addendum No. 2 to Lease dated October 19, 1979 and Addendum No. 3 to Lease dated December 17, 1979 ("Master Lease") with respect to certain premises (the "Building") located at 2251 Lawson Lane in Santa Clara, California.

B. Sublessor and Sublessee are now parties to a Sublease Agreement effective January __, 1998 and amended on February 13, 1998 by Amendment No. 1 to Sublease and on December 23, 1998 by Amendment No. 2 to Sublease (as amended, the "Sublease") whereby Sublessee currently subleases a portion of the Building (the "Existing Sublet Space") consisting of approximately 55,000 rentable square feet and more particularly described in the Sublease.

C. The parties hereto now wish to amend the Sublease to expand the space subleased by Sublessor to Sublessee.

D. Capitalized terms used herein shall have the meanings given them in the Sublease, unless otherwise defined herein.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises of the parties, the parties hereto agree as follows:

1. Expansion of Sublet Space. The Existing Sublet Space shall be expanded to include additional space consisting of approximately 33,490 square feet located on the second floor of the Building and shown on Exhibit A, attached hereto and incorporated herein by this reference (the "Expanded Sublet Space"). As of the execution of this Amendment, Sublessee acknowledges that Sublessee shall have conducted Sublessee's own investigation of the Expanded Sublet Space and the physical condition thereof, including accessibility and location of utilities, improvements, existence of hazardous materials, including but not limited to asbestos, asbestos containing materials, polychlorinated biphenyls (PCBs) and earthquake preparedness, which in Sublessee's judgment affect or influence Sublessee's use of the Expanded Sublet Space and Sublessee's willingness to enter into this Amendment. Sublessee recognizes the Sublessor would not sublease the Expanded Sublet Space except on an "as is" basis and acknowledges that Sublessor has made no representations of any kind in connection with improvements or physical conditions on, or bearing on, the use of the Expanded Sublet Space. Sublessee shall rely solely on Sublessee's own inspection and examination of such items and not on any representations of Sublessor, express or implied. Sublessee further recognizes and agrees that neither Sublessor nor Landlord shall be required to perform any work of construction, alteration or maintenance of or to the Expanded Sublet Space. Notwithstanding anything to the contrary contained herein, Sublessee shall be solely responsible for ensuring that the Entire Sublet Space complies with all code requirements and other governmental regulations including, but not limited to, fire code requirements for existing Area B as such Area is currently configured and depicted on Exhibit A.

2.   Term. The Term of the Sublease with respect to the Expanded
Sublet Space shall be for nine (9) years and eight (8) months, commencing on April 1, 1999 ("Expansion Commencement Date") and expiring on November 30, 2008 (the "Expansion Expiration Date"), or any earlier date on which the Sublease is terminated pursuant to its terms. Sublessee shall have no right whatsoever to extend the Term of the Sublease.

3. Early Occupancy. Provided that Sublessor and Master Landlord have already approved any plans of Sublessee for any demolition and/or tenant improvement work to be performed by Sublessee in the Expanded Sublet Space, Sublessee may, at Sublessee's sole risk, enter the Expanded Sublet Space prior to the Expansion Commencement Date solely to install trade fixtures and equipment; provided, however, that (a) Sublessee's early entry shall not interfere with Sublessor's activities in the Expanded Sublet Space or cause labor difficulties; (b) Sublessee shall provide Sublessor with satisfactory evidence that Sublessee has obtained the insurance required of Sublessee under the Sublease; (c) such early occupancy shall be on all of the terms and conditions of the Sublease (except for Sublessee's obligations to pay Base Rent and Additional
Rent), and (d) Sublessee shall pay Sublessor the utility charges related to such early occupancy by Sublessee.

4. Base Rent. The monthly rent due for the Expanded Sublet Space shall be $45,211.50 ($1.35 per rentable square foot) from the Expansion Commencement Date through January 30, 2000. This amount shall be in addition to all sums due under the Sublease. Beginning on February 1, 2000 (month 25 under the Sublease), Base Rent shall increase annually by $0.5 per rentable square foot as per the Sublease for the Existing Sublet Space and the Expanded Sublet Space (collectively, the "Entire Sublet Space").

Upon the execution of this Amendment, Sublessee shall deliver to Sublessor the Base Rent for the first month of the term of the Sublease applicable to the Expanded Sublet Space.

5.      Letter of Credit

a. No later than the close of business on April 2, 1999, Sublessee shall deposit with Sublessor an unconditional irrevocable letter of credit in the amount of Two Hundred Sixty-Five Thousand and No/100 Dollars ($265,000.00) (the "Letter of Credit"). The financial institution issuing the Letter of Credit shall be reasonably acceptable to Sublessor. Such financial institution shall be a part of the federal banking system and shall have at least one branch within fifty (50) miles of the Building.

b. The Letter of Credit shall provide for its payment to Sublessor upon its presentation of a statement from Sublessor that an event of default by Sublessee exists hereunder. Upon the failure of Sublessee to deliver a replacement letter of credit (or any extension of the existing Letter of Credit) on or before thirty (30) days prior to any maturity date of any such Letter of Credit, Sublessor may draw upon the same and thereafter treat such cash as a portion of the Security Deposit. If an event of default by Sublessee under the Sublease does not then exist, (i) on the first day of the thirty-seventh (37th) month of the term applicable to the Expanded Sublet Space, the amount of the Letter of Credit required of Sublessee hereunder shall be reduced to Two Hundred Thirty-Five Thousand and No/100 Dollars ($235,000.00), and (ii) on the first day of the forty-ninth (49th) month of the term applicable to the Expanded Sublet Space, the amount of the Letter of Credit required of Sublessee hereunder shall be reduced to Two Hundred Five Thousand and No/100 Dollars ($205,000.00).

6. Operating Expenses. Sublessor and Sublessee agree that the second floor of the Building is comprised of 63,900 square feet. For the time period commencing with the Expansion Commencement Date and ending on the Expansion Expiration Date, or any earlier date on which the Sublease is terminated pursuant to its terms, Sublessee's Share shall be sixty-five and thirty-five one hundredths percent (65.35%) (88,490 square feet of 135,400 Building square feet). Notwithstanding the foregoing, Sublessee shall bear sole responsibility for the payment of all utilities serving the Entire Sublet Space. The Entire Sublet Space shall be separately metered at Sublessee's expense.

7.      Sublessee Improvements.

a. Sublessor will pay an amount equal to $50,235.00 ($1.50 per rentable square foot of the Expanded Sublet Space) ("Construction Allowance") toward Sublessee's costs of construction to demise and improve the Entire Sublet Space. Sublessor shall reimburse Sublessee for the costs of construction within forty-five (45) days of receipt from Sublessee of receipts for the work associated with such improvements and unconditional mechanical and materialmen lien releases. Sublessee shall bear sole responsibility for any and all costs of construction in excess of the Construction Allowance. Sublessee shall timely pay all such excess amounts and shall keep the Building and the Entire Sublet Space free and clear of all liens and encumbrances. Sublessee shall be solely responsible for obtaining all required governmental approvals, including but not limited to building permits, for all improvements.

b. Sublessee shall employ a contractor or contractors of Sublessee's choice and reasonably acceptable to Sublessor to construct the improvements in substantial conformance with plans and specifications approved by Sublessor, which approval shall not be unreasonably withheld. The improvements shall be constructed in a good, workmanlike manner and shall be at least equal in quality to the building standard work.

c. The term "costs of construction" as used herein shall mean all costs incurred in the design and construction of the Sublessee improvements, including the following: (i) labor and construction costs;
(ii) cost of materials; and (iii) architectural and design fees.

d.   Notwithstanding anything to the contrary herein, within thirty
(30) days of the Expansion Commencement Date, Sublessee, at Sublessee's sole expense, (i) shall construct a corridor between the Expanded Sublet Space and the area identified as "Space B" on Exhibit A attached hereto. In connection therewith, the Sublessee shall construct large double door access to Space B from such corridor, (ii) shall construct a conference room in such "Space B" area which is reasonably equivalent to the existing configuration of Room 2464 shown on Exhibit A, (iii) shall remove the west door in hallway 2800 and the north wall in room 308, and shall relocate the existing fire hose, all as shown on the attached Exhibit A and (iv) shall construct an alarmed emergency exit from the corridor in the Expanded Sublet Space as shown on attached Exhibit A. Further, if required by fire code, Sublessee, at Sublessee's sole expense, shall construct an alarmed emergency exit from the Expanded Sublet Space adjacent to room 2912 and adjacent to room 2928 on the attached Exhibit A. Such work shall be performed in a good and workmanlike manner pursuant to plans and specifications therefore that have been approved in advance by Sublessor and Master Lessor.

e. Sublessor shall install a card key access on the east door in hallway 2800 as shown on the attached Exhibit A.

f. Sublessor shall use commercially reasonable efforts to allow Sublessee to begin to: (i) construct and relocate the caged area in room 2880C on the attached Exhibit A by 6pm on April 1, 1999, and (ii) allow Sublessee to begin to construct the demising wall for the corridor as shown on the attached Exhibit A by 6 PM on April 1, 1999, provided that nothing herein shall be deemed to require Sublessee to incur any expense or liability in connection therewith.

8. Access. Sublessee shall have non-exclusive use of the freight elevator in the Expanded Sublet Space throughout the Term of the Sublease until the Expiration Expansion Date. In addition, Sublessee shall provide Sublessor throughout the Term of this Sublease until the Expiration Expansion Date with reasonable access to the restrooms on the second floor of the Building, along with access to the area marked as "Space B" on Exhibit A from the Building lobby.

9. No Brokers. Sublessee warrants for the benefit of Sublessor that its sole contact with Sublessor or the Expanded Sublet Space in connection with this transaction has been directly with Sublessor. Sublessee further warrants for the benefit of Sublessor that no broker or finder can properly claim a right to a commission or a finder's fee based upon contacts between the claimant and Sublessee with respect to the other party or the Expanded Sublet Space. Sublessee shall indemnify, defend by counsel acceptable to Sublessor and hold Sublessor harmless from and against any loss, cost or expense, including, but not limited to, attorneys' fees and court costs, resulting from any claim for a fee or commission by any broker or finder in connection with the Expanded Sublet Space and this Sublease. In no event shall Sublessor be liable for any commissions or finder's fees related to the Expanded Sublet Space or this Sublease.

10. Full Force and Effect. Except as herein amended and supplemented, the Sublease shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment with duplicate counterparts as of the day and year first above written.

        "Sublessor"

        AMDAHL CORPORATION,
        a Delaware corporation,

        By: /s/ EDWARD S. HARTFORD
        Name: Edward S. Hartford
        Title: Vice President,  Corporate Facilities

        "Sublessee"

        EXODUS COMMUNICATIONS, INC.,
        a California corporation

        By: /s/ RICHARD STOLTZ
        Name: Richard Stoltz
        Title: Chief Operating Officer and Chief
        Economic Officer

        By:
        Name: Robert Sanford
        Title: Vice President,  Operations


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                                     EXHIBIT A

                                EXPANDED SUBLET SPACE


                                     EXHIBIT A

                       [BUILDING 7 (SECOND FLOOR) FLOOR PLAN]




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